Exhibit 10.(c)(xxviii)

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of the 1st day of January, 2007 (the “Effective Date”) by and between DIRECT INVEST – 829 MIDDLESEX, LLC; DIRECT INVEST – 829 MIDDLESEX 1, LLC; DIRECT INVEST – 829 MIDDLESEX 2, LLC; DIRECT INVEST – 829 MIDDLESEX 3, LLC; DIRECT INVEST – 829 MIDDLESEX 4, LLC; DIRECT INVEST – 829 MIDDLESEX 5, LLC; DIRECT INVEST – 829 MIDDLESEX 6, LLC; DIRECT INVEST – 829 MIDDLESEX 7, LLC; DIRECT INVEST – 829 MIDDLESEX 8, LLC; DIRECT INVEST – 829 MIDDLESEX 9, LLC; DIRECT INVEST – 829 MIDDLESEX 10, LLC; DIRECT INVEST – 829 MIDDLESEX 11, LLC; DIRECT INVEST – 829 MIDDLESEX 12, LLC; DIRECT INVEST – 829 MIDDLESEX 13, LLC; DIRECT INVEST – 829 MIDDLESEX 14, LLC; DIRECT INVEST – 829 MIDDLESEX 15, LLC; DIRECT INVEST – 829 MIDDLESEX 16, LLC; DIRECT INVEST – 829 MIDDLESEX 17, LLC; and DIRECT INVEST – 829 MIDDLESEX 18, LLC as successor in interest to Middlesex Development Limited Partnership (“Landlord”), and AMERICAN SCIENCE AND ENGINEERING, INC., (“Tenant”).

R E C I T A L S

A.            The Landlord and Tenant entered into that certain Lease dated January 12, 1995, as amended by that certain First Amendment dated June 11, 1997 and that certain Second Amendment to Lease dated December 3, 2004 (the “Original Lease”), of certain premises consisting of approximately 166,374 rentable square feet of space (the “Original Premises”) within the building located at 829 Middlesex Turnpike, Billerica, Massachusetts (the “Building”), for a Term that is scheduled to expire on February 29, 2016, as more particularly described in the Original Lease.

B.            Landlord and Tenant wish to amend the Original Lease to (i) expand the Premises by the addition of approximately 19,826 rentable square feet of space as shown on Exhibit A (the “Expansion Premises”); and (ii) amend certain other terms of the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the meanings ascribed to them in the Original Lease, and all references in the Original Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Original Lease, or such section thereof, as amended by this Third Amendment.  The Original Lease, as amended by this Third Amendment, is hereinafter referred to as the “Lease.”

2.             Expansion of Premises.

(a)           Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to the terms, covenants, conditions and provisions of the Lease, the Expansion

Premises for a term commencing on January 1, 2007 (the “Expansion Premises Commencement Date”) and expiring on February 29, 2016, subject to extension pursuant to any options to extend the Term of the Lease expressly set forth in the Original Lease.  The Expansion Premises are being leased in their present condition, as is, without representation or warranty by Landlord.  Commencing on the Expansion Premises Commencement Date, the Premises under the Lease shall mean and refer to the Original Premises and the Expansion Premises.

3.             Fixed Rent.  Commencing on the Expansion Premises Commencement Date, in addition to the Fixed Rent payable with respect to the Original Premises, Tenant shall pay Fixed Rent to Landlord for the Expansion Premises, at the times and in the manner set forth in the Original Lease, in the following amounts:

Lease Year	Fixed Rent per RSF	Fixed Rent per Month	Fixed Rent per Year

January 1, 2007 – December 31, 2009	$8.75	$14,456.46	$173,477.50

January 1, 2010 – December 31, 2012	$9.25	$15,282.54	$183,390.50

January 1, 2013 – February 29, 2016	$9.50	$15,695.58	$188,347.00

4.             Tenant’s Percentage.  Commencing on the Expansion Premises Commencement Date, “Tenant’s Percentage” shall be 100% for all purposes under the Lease.

5.             Tenant’s Improvement Allowance.

(a)           Provided that Tenant is not then in default under the Lease, Landlord agrees to pay Tenant, within thirty (30) business days after the date of this Third Amendment first set forth above, an improvement allowance of $366,781.00 (“Improvement Allowance”) for use in preparing the Expansion Space for its use and occupancy (the “Expansion Premises Work”).  In the event that Landlord shall default in the foregoing obligation to pay the Improvement Allowance and such default shall continue for more than thirty (30) days after written notice from Tenant of such default, Tenant shall have the right to offset such amounts against the next due payments of Fixed Rent and Additional Rent under the Lease up to the total amount of the Improvement Allowance.  The Expansion Premises Work shall be subject to, and performed in accordance with, Section 6.2.5 of the Lease, except that Landlord shall not require Tenant to obtain a bond in connection with the Expansion Premises Work.  Tenant shall deliver to Landlord architectural plans showing that the Expansion Premises Work shall consist of at least ten percent (10%) office space.  Tenant shall substantially complete the Expansion Premises Work on or before June 30, 2008.  Upon substantial completion of the Expansion Premises Work, Tenant shall deliver to Landlord, (i) copies of final lien waivers for Tenant’s contractors; (ii) a certificate of occupancy for the Expansion Premises, (iii) a certificate signed by the

Tenant’s architect certifying that the Expansion Premises Work has been completed substantially in accordance with the approved plans, and (iv) delivery of as-built plans of the Expansion Premises Work.  Notwithstanding anything to the contrary contained herein, if the first mortgagee of the Premises does not consent to an initial payment of the Improvement Allowance, Landlord’s obligation to make such funds available shall be subject to delivery of the items set forth in clauses (i) through (iv) above, as well as any satisfaction by Tenant of any other requirement of such mortgagee to the release of the Improvement Allowance.

(b)           In addition to improvements to the Expansion Space, Tenant agrees that it shall install exterior doors on or before June 30, 2008 at its sole cost and expense.  Tenant agrees that notwithstanding anything to the contrary contained in the Original Lease Landlord shall have no obligation to Tenant to perform the foregoing door work or to (i) paint the Building exterior; or (ii) construct or install exterior signage, including, without limitation, a new monument sign.

6.             Parking and Loading Dock.  Subject to the terms and conditions of the Lease,  Tenant shall have the exclusive right to park in the parking areas of the property and shall also have the exclusive right to use the existing loading docks for the Building.

7.             Brokerage.   Landlord and Tenant each represent and warrant to the other that they have not directly or indirectly dealt with any broker with respect to this Third Amendment except for The Codman Company and The Staubach Company.  Landlord agrees that it shall be responsible for payment of brokerage fees pursuant to a separate agreement.  Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any broker, person or firm (other than The Codman Company and The Staubach Company) with whom such party has dealt in connection with the execution and delivery of this Third Amendment or arising out of negotiations between Landlord and Tenant with respect to the Premises.

8.             Ratification.  Except as expressly modified by this Third Amendment, the Lease shall remain in full force and effect, and as further modified by this Third Amendment, is expressly ratified and confirmed by the parties hereto.  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

9.             Governing Law; Interpretation and Partial Invalidity.  This Third Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Third Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Third Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Third Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Third Amendment.  This Third Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Third Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

10.           Binding Agreement.  This document shall become effective and binding only upon the execution and delivery of this Third Amendment by both Landlord and Tenant and the parties obtaining the written consent to this Third Amendment from the current first mortgagee of the property.  In the event that the consent of such mortgagee has not been obtained within thirty (30) business days from the date of this Third Amendment first set forth above, this Third Amendment shall be deemed null and void and of no further force or effect.

11.           Counterparts and Authority. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this Third Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Third Amendment.

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IN WITNESS WHEREOF, the undersigned executed this Third Amendment as of the date and year first written above.

LANDLORD:

DIRECT INVEST PROPERTY MANAGEMENT, L.L.C.,
a Delaware limited liability company, as authorized agent of Landlord

By:	Direct Invest, L.L.C., a Delaware limited liability company, its Sole Member

	By:	NPV DI, L.L.C., a Delaware limited liability company, its Managing Member

		BY:	/s/ William F. Randz
Name: William F. Randz
Title: Manager

TENANT:

AMERICAN SCIENCE AND ENGINEERING, INC.

BY:	/s/ Kenneth Galaznik CFO
Name: Kenneth Galaznik
Title: CFO

EXHIBIT A

Plan of Expansion Premises